SCRIPT FOR
BEHRINGER HARVARD MID-TERM VALUE ENHANCEMENT FUND I LP
CONFERENCE CALL
JANUARY 15, 2010

OPERATOR:

Welcome to the conference call for Behringer Harvard Mid-Term Value Enhancement Fund I LP.  Now, let me introduce Stan Eigenbrodt, counsel for the Fund.

STAN EIGENBRODT:

Before we begin, please note that statements made during this call that are not historical may be deemed forward-looking statements.  Future events and actual results, financial or otherwise, may differ materially from events and results discussed in the forward-looking statements due to a variety of risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Please refer to Behringer Harvard Mid-Term Value Enhancement Fund I LP’s filings with the Securities and Exchange Commission, specifically the annual report on Form 10-K for the year ended December 31, 2008 and the quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009, for a detailed discussion of these risks and uncertainties.

It is also important to note that today’s call may include time sensitive information that may be accurate only as of the relevant date to which it relates.  Behringer Harvard Mid-Term Value Enhancement Fund I LP assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

I will now turn the call over to Mr. Bob Aisner, the Chief Executive Officer and President of Behringer Harvard Advisors I LP, a general partner of Behringer Harvard Mid-Term Value Enhancement Fund I LP.

BOB AISNER:

Thank you operator and thank you to everyone who has taken time to dial into this valuation conference call for Behringer Harvard Mid-Term Value Enhancement Fund I LP.  With me today is Sam Gillespie, the Chief Operating Officer of the Fund’s advisor.  Sam will have some remarks later in this call.

As you know, this call is to discuss the new and revised per unit valuation of Behringer Harvard Mid-Term Value Enhancement Fund I LP.  There are various circumstances that could cause a fund to provide an estimated value of its units, such as a fund requirement, or a desire to assist broker dealers and custodians with FINRA 09-09 and ERISA reporting requirements.  In this case, the Fund’s partnership agreement requires that beginning with the fiscal year ended December 31, 2009, the Fund’s general partners provide its limited partners annually an estimate of the amount a holder of limited partnership units would receive if the Fund properties were sold at their fair market values as of the close of the Fund’s fiscal year, and the proceeds from the sale of the properties (without reduction for selling expenses), together with other assets, were distributed in a liquidation of the Fund.

Before discussing the estimated valuation that has been established for the Fund and some specifics regarding financial performance and specific asset reviews, I thought it might be helpful to give you a high-level review of recent economic indicators.

2008 and 2009 have been rough years for our economy, as you can all attest, as well as for the real estate industry, which is the ultimate reflection of the economy.  On the positive side, GDP in 2009 was virtually flat in the second quarter after being negative 6.4% in the first quarter, and recorded a recently revised 2.2% growth rate in the third quarter.  From a GDP growth point of view, we appear to be past the bottom of the recession.  Unfortunately, GDP growth does not necessarily imply job growth, and in fact, job growth generally turns positive approximately 12 to 18 months after GDP turns positive.    The most recent figure pegged national unemployment rates at just over 10% at the end of the third quarter, and if you count those people no longer searching for jobs, the figure is closer to 17%.  December’s jobs numbers, just released, showed a loss of 85,000.  Since employment peaked in 2007, our economy has lost more than 7.2 million jobs.  As we know, jobs are the key to office occupancy and consumer spending.  Consumer spending accounts for more than two thirds of GDP and until jobs return and the consumer feels confident and starts to spend, all real estate asset classes will remain weak.   We thus await the return to positive job growth with baited breath.

Given that all of the assets in the Fund are suburban office assets, office data is most important.  The national vacancy rate as of the end of the third quarter, depending on the data source, indicates overall vacancy at 17%, with suburban vacancies at 19%.  Early forecasts show that the fourth quarter did not show any improvement.  Vacancy rates have climbed for eight consecutive quarters, and as job losses continue to mount, all indications are that these rates will continue to climb through 2010.

In such an environment, the tenant is in a better position than the landlord when it comes to renewing leases or negotiating new leases.  It is definitely a renter’s market.  Rental rates have fallen nationally, and PPR projects that rents will fall 22% between 2008 and 2010.  Further, sublease space is frequently offered at 25-35% discounts below direct lease space.  Additionally, new tenants demand more in tenant improvements, which cost more money than the renewal of existing tenants, putting pressure on cash.

To put this in perspective, Sam will discuss this in more detail specific to the Company’s overall portfolio occupancy and operations.

We believe that office occupancy is a lagging indicator in the economy.  Businesses reduce their space needs or give back space as the economy slows and are reluctant to expand until they are sure that the economy and their business are in recovery.   PPR projects that office absorption will be a negative 150 million square feet in 2009 and will total a negative 229 million square feet from 2008 to 2010. As we sit here today, we believe there are signs that the economy may be bottoming out, or at least it is not getting worse as fast.  GDP growth has turned positive; the pace of job losses has lessened although we are still losing jobs each month; the housing market in many cities appears to have bottomed out with recent sales at higher prices, albeit well below the prices seen at the peak of the market; but the consumer is still bearish.  There may be green shoots showing, but we believe that office demand will lag a recovery by 12 to 18 months.

In the wake of the deepest economic recession since the great depression, we have come to a time for valuing the units in this Fund.  As some of you may know, FINRA 09-09 does not stipulate a valuation methodology, but as I mentioned previously our partnership agreement requires us to value our units assuming that the assets are sold as of December 31, 2009.  Because of this, we have been forced to produce this number at a time when values are at or around the bottom.

Our partnership agreement also requires us to use an expert independent third party advisor in connection with this estimated valuation.  To comply with this requirement, we hired Robert A. Stanger & Co., Inc. to work with us on the valuation and have arrived at an estimated value of the units of $7.09.

Robert A. Stanger & Co., founded in 1978, is a nationally recognized investment banking firm specializing in real estate, REITs and direct participation programs such as the Fund.  As required by our partnership agreement, the general partner has obtained from Robert A. Stanger & Co. its opinion that this valuation is reasonable and was prepared in accordance with appropriate methods for valuing real estate.  I should note that as with any estimated valuation, this valuation is subject to a number of estimates, assumptions and limitations, which are discussed in detail in the Form 8-K we filed yesterday with the Securities and Exchange Commission regarding this valuation.

A couple of final comments before I turn this over to Sam to discuss the real estate assets specially.  First, this valuation mandated the assumption that these assets be sold in the very near future.  We do not intend to sell these assets until we feel that it is the right time and that we can harvest value for our investors.  Our asset management group is focused on maximizing the value of these assets.  Second, the Fund has continued to pay its 6% distribution since March 2004 without alteration, in spite of the depth and severity of the current recession.   Third and finally, the Fund is still within its prescribed timeframe of liquidation per the partnership documents and we intend to push forward to meet the timeline assuming the world returns to normality.

This estimated valuation represents approximately a 29% decrease on an unloaded basis from the initial unit price, and approximately a 17% decrease on a loaded basis.  In a world where mark to market real estate valuations are down 25-40% and the stock market and public real estate markets are still down 50% from peak, while we are not pleased with this current valuation, we do not believe it is outside of a range of reasonableness and good stewardship of the invested funds.

Now let me turn the call over to Sam.

SAM GILLESPIE:

Thanks, Bob.  I also want to welcome all of you to the call.  I would first like to add my thoughts on the real estate market.  We believe that 2010 will be better than 2009, but office space and hotel room demand will still be tepid.  The financing market has bifurcated, with multifamily financing readily available through agencies such as Fannie Mae and Freddie Mac, while commercial credit remains tight, with underwriting requirements also remaining very onerous.  Of course, because this Fund has no debt, it does not feel as much negative influence from the credit market.

We think property values have bottomed out, but the recovery will be multi-staged and gradual.  We expect property values to remain relatively stable in 2010, perhaps even increase, but there is a chance that interest rates may move higher, blunting any improvement in cap rates.  As the job market stabilizes and gradually gives way to job growth, improving commercial real estate demand fundamentals will set the stage for NOI growth in 2011-2012.

Because three of the five remaining assets in the Fund are in Dallas, it is important to review the health of the local economy as compared to the balance of the country.

The Dallas-Fort Worth economy has weathered the economic storm much better than most of the nation.  As of November 2009, Dallas had an unemployment rate of 7.9% compared to the national average of 10%.  Since the metroplex has a relatively stable housing market, steady population growth, and job losses , which as a percentage of labor force, are just half of the national average, the Dallas – Fort Worth market should hold up better on both fundamentals and performance metrics moving forward.  According to Moody’s economy.com, the local job market has already bottomed out and is forecasted to add 60,000 jobs in 2010.

We’re pleased to report that the portfolio is 96% leased, but tough real estate markets demand active asset management. Behringer Harvard has been aggressively managing the assets of the Fund and the results have been favorable to the operations of the properties.

As we have reported in previous correspondence with the Fund investors, the lease with Sungard at the Hopkins, Minnesota property was renewed upon favorable terms early in 2009.  After the majority of the rental concessions had burned off, we have had some interest from a purchaser, and are evaluating their proposal to see if selling the building now makes sense for the Fund and its investors.

Our leasing efforts in our Dallas properties have been very active as well.  We have signed two leases with new tenants at the Parkway Vista building, bringing occupancy back up to 73% as of today.  Our leasing team is also in discussions with two existing tenants about potential expansions.  We are also trading renewal proposals with our single tenant, Air Supply Components, at the 1401 North Plano Road building.  We remain optimistic that we will be able to renew this tenant.  It appears at this time that the tenant at 2800 Mockingbird in Dallas is considering not renewing so we have listed the building for sale or lease with a local broker that specializes in that particular submarket.  Two prospects have already inquired about the asset, one for a potential lease and the other for potential sale of the asset.

In addition to our leasing and marketing efforts, we have re-doubled our efforts with the taxing authorities and challenged every assessed value of every single asset. As a result, property taxes on our Mid Term Fund assets will be approximately $62,000 less in 2010 than they were in 2009.

Before we close the call, I would like to address some questions that I know a number of you may have:

1.  Are the Mid-Term investors going to get their principal back?

I just can’t really speculate on that.  As both Bob and I have said, we are working diligently to harvest value at the appropriate time for our investors, and we will continue to do so.

2.  What’s the timeframe for liquidating this Fund?

As you may be aware, the initial time frame for liquidation of this Fund is 5 to 8 years from the end of the public offering, which was February 2005.  As a result, we are just entering that time frame, which will run until February 2013.  As Bob and I have both said, we will be working to dispose of these assets within that timeframe and when we think it makes sense for the Fund and its investors, and in fact as we have mentioned we have some interest in one of the properties.

Let me thank all of you again for taking the time to call and listen to this discussion of the Fund’s estimated valuation; we hope that it has been helpful.  If you have additional questions, please contact your internal wholesaler, and we will work to answer them.

This concludes our remarks.  Let me turn it over to the moderator for a few instructions regarding some housekeeping matters.

OPERATOR:

If you would like a copy of the PowerPoint presentation and script from today’s call, the Fund has filed it as an exhibit to its Current Report on Form 8-K with the Securities and Exchange Commission, which can be accessed on the website maintained for the Fund at www.behringerharvard.com or from the SEC’s website at www.sec.gov.  Access to the filing is free of charge.

Lastly, a playback of today’s call will be available on the password-protected portion of the Fund’s website.  The file will be titled “January 15, 2010 Conference Call Replay: Behringer Harvard Mid-Term Value Enhancement Fund I LP Estimated per Unit Valuation” and will be the last link on the left sidebar once you are logged in.  Please note that in order to view the link, you must log in using your DST Vision ID.  The recording will be posted as soon as possible and will be available until February 1, 2010.  For further information regarding the playback of this call, please contact a member of your wholesaling team at 866.655.3600.

Thank you for attending, and this call is now concluded.